Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China Advanced Construction Materials Group, Inc

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 22, 2009 to the consolidated financial statements of China Advanced Construction Materials Group, Inc and subsidiaries, which appears in the Annual Report on Form 10-K for the year ended June 30, 2009 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the year then ended.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California
December 28, 2009

Brea Office
135 S.  State College Blvd., Suite 300  Brea, CA 92821  Tel: (714) 990-1040  Fax: (714) 671-1041